UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No. n/a)
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[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to ss.240.14a-12

DATAMEG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant): n/a
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____

DATAMEG CORPORATION

2150 South 1300 East, Suite 500

Salt Lake City, UT 84106

May 8, 2009

Dear Shareholder:

The Board of Directors of Datameg Corporation (the "Company") has approved entry into two material transactions and the Company has entered into those transactions. First, the Company, as the seller, entered into a Stock Purchase Agreement and purchase money promissory note Assignment and Assumption Agreement incident to its proposed sale of its wholly owned subsidiary American Marketing & Sales, Inc. ("American Marketing"), a Massachusetts corporation to Blue Earth Solutions, Inc. ("Blue Earth"), a Nevada corporation. Second, the Company entered into a Share Exchange Agreement to acquire Natural Blue Resources, Inc. ("NBR"), a Nevada corporation.

The Board's action to sell American Marketing is subject to the consent by a majority of the Company's shares because American Marketing represents a majority of the Company’s assets.

The Board’s action to acquire NBR is subject to the consent by a majority interest of the Company’s shareholders because the transaction calls for a 1 for 100 reverse stock split and a change of control. The shareholders of NBR are to transfer all of NBR's issued and outstanding shares of capital stock ("Shares") to the Company and such Shares are to be converted into and exchanged for shares of the Company's common stock, equaling upon completion of this share exchange ninety percent (90%) of the issued and outstanding capital stock of the Company. A majority in interest of the Company current shareholders must consent to the 1 for 100 reverse stock split reducing the Company’s outstanding shares to approximately 4.9 million common shares pre-closing and to approximately 49 million shares after the closing of the Share Exchange. Subject to the closing of the acquisition of NBR, the Board is also seeking the consent by a majority of the Company’s shares to amend the Certificate of Incorporation to change the name of the Company to (*To Be Inserted).

The Board of Directors considers the sale of American Marketing and acquisition of NBR to be necessary for the Company to adequately pursue shareholder value. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed transactions and amendments and the reasons for the proposed transactions and amendments. The Board of Directors believes the proposed sale of American Marketing and acquisition of NBR to be in the best interest of the Company and its shareholders.

Please complete, date and sign the enclosed written consent solicitation and return it promptly in the enclosed envelope on or before June 11, 2009 to ensure that your vote is counted with respect to the proposed amendments to the Company's Articles of Incorporation and Bylaws.

Sincerely,

/s/ James Murphy

James Murphy, Chief Executive Officer

and Chairman of the Board

___

DATAMEG CORPORATION

2150 South 1300 East, Suite 500

Salt Lake City, UT 84106

April 24, 2009

CONSENT SOLICITATION STATEMENT

This Consent Statement is being furnished in connection with the solicitation of written consents of the shareholders of Datameg Corporation (the "Company," "we," "us" and "our") (1) to sell American Marketing (2) to amend our Certificate of Incorporation to effect a 1-for-100 Reverse Stock Split whereby every 100 shares of our common stock outstanding or in treasury will be combined and reduced into one share of common and (3) to amend our Certificate of Incorporation to change the name of the Company to (*To Be Inserted).

We intend to mail or otherwise transmit this Consent Solicitation Statement and the accompanying consent card on or about May 11, 2009 to the holders of record of our common stock as of the close of business on April 30, 2009. This date is referred to as the "record date." Written consents of shareholders representing a majority of the voting power of our common stock on the record date are required to approve the Amendment.

GENERAL

The Board of Directors has elected to obtain shareholder approval of the sale of American Marketing and the acquisition of NBR by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 228 of the Delaware General Corporations Law and Section 10 of Article I of our Bylaws.

RECEIPT OF CONSENTS

We must receive your written consent by 5:00 p.m., Eastern Time, on June 11, 2009 (unless extended by us) (the "Approval Date") to be counted in the vote on the sale of American Marketing and the acquisition of NBR .

Shareholders who wish to vote "YES" for the sale of American Marketing, the reverse stock split necessary for the acquisition of NBR, and the Company name change (collectively, the "Transactions") should complete, sign and date the accompanying written consent card and return it to us in the enclosed postage prepaid envelope or as otherwise directed as soon as possible.

A written consent card returned by a shareholder will be counted "consent to," "does not consent to" or "abstain" with respect to the Transactions, as indicated on the consent card, with respect to all shares shown on the books of the Company as of the record date as being owned by such shareholder. ANY SHAREHOLDER WHO SIGNS AND RETURNS THE WRITTEN CONSENT CARD BUT WHO DOES NOT INDICATE A CHOICE THEREON WILL BE DEEMED TO HAVE CONSENTED TO THE APPROVAL OF THE TRANSACTIONS. Shareholder approval will be effective upon receipt by us of affirmative written consents representing a majority of the Company's outstanding shares, but in no event prior to June 11, 2009.

WHO MAY VOTE

Only shareholders of record as of the record date of April 30, 2009 may vote. You are entitled to one vote for each share of the Company's common stock you held on the record date. There were (*To Be Inserted) shares of the Company's common stock issued and outstanding on the record date. The Company has no other class of capital stock outstanding. Consent may be given by any person in whose name shares stand on the books of the Company as of the record date, or by his or her duly authorized agent.

IF YOU HOLD YOUR STOCK IN "STREET NAME" AND YOU FAIL TO INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARES, YOUR BROKER OR NOMINEE MAY NOT, PURSUANT TO APPLICABLE STOCK EXCHANGE RULES, VOTE YOUR STOCK WITH RESPECT TO THE TRANSACTIONS.

VOTE REQUIRED

WE MUST RECEIVE WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK FOR APPROVAL OF THE TRANSACTIONS. Accordingly, abstentions from voting will have the effect of a vote "against" the Amendment.

REVOCATION OF CONSENT

You may withdraw or change your written consent before the solicitation period expires (June 11, 2009). You will need to send a letter to the Company's corporate secretary stating that you are revoking your previous vote.

ABSENCE OF APPRAISAL RIGHTS

Shareholders who abstain from consenting with respect to the Transactions, or who withhold consent to the Transactions, do not have the right to an appraisal of their shares of common stock or any similar dissenters' rights under applicable law.

EXPENSES OF THIS SOLICITATION

This solicitation is being made by the Board of Directors of the Company, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. Written consents will be solicited principally through the mails, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

SHAREHOLDER APPROVAL OF THE SALE OF AMERICAN MARKETING TO BLUE EARTH

As described in the accompanying CONSENT SOLICITATION STATEMENT, pursuant to the Stock Purchase Agreement attached hereto as Exhibit 1, the Company proposes to sell its wholly owned subsidiary American Marketing & Sales, a Massachusetts corporation to Blue Earth Solutions, Inc., a Nevada corporation trading on the OTCBB under the symbol BESN.

TRANSACTION INFORMATION - THE SALE OF AMERICAN MARKETING & SALES, INC.

Summary Term Sheet

  On March 18, 2009, Datameg Corporation, a Delaware corporation ("Seller") entered into a Stock Purchase Agreement and purchase money promissory note Assignment and Assumption Agreement incident to its proposed sale of its wholly owned subsidiary American Marketing & Sales, Inc., a Massachusetts corporation (the "Company") to Blue Earth Solutions, Inc., a Nevada corporation ("Buyer").
  The sale is subject to the consent of a majority of Datameg’s shareholders.
  Leonard J. Tocci is the representative of the Principal Shareholders (Leonard J. Tocci, Lynel J. Tocci, Leanne J. Whitney, and Linnea J. Clary) who are the former owners of all American Marketing shares and are now owners of the 15 million Datameg shares in escrow from their sale of American Marketing to Datameg Corporation in December 2007. The Principal Shareholders also hold a purchase money note ("Note") secured by all of the assets of American Marketing concerning an election to return the 15 million Datameg shares in favor of full payment of the purchase money note. As of December 31, 2008, the principal and interest due on the Note is approximately $5.4 Million consisting of a Note face amount of $4 Million and additional loans and accrued interest of approximately $1,418,000.
  The purchase of American Marketing will be made pursuant to a Stock Purchase Agreement. The Stock Purchase Agreement contains, among other things, representations and warranties of the aforementioned Parties and covenants of the Companies.
  Among other terms, Datameg (or its shareholders of record) shall receive 1 million (restricted with piggy-back registration rights) common shares of Blue Earth in exchange for the transfer of American Marketing shares to Blue Earth. Datameg shall deliver to the Principal Shareholders from escrow 15 million Datameg common shares in exchange for (1) a complete release of Datameg and its directors and officers, etc. from further liability upon the Note and otherwise (2) the Principal Shareholders= written consent to the assumption of the Note by Blue Earth (3) Blue Earths= written assumption of the Note and (4) the Principal Shareholder=s and Blue Earth=s agreement to extend the term of the Note for one year.
  During the term of the extended Note, Mr. Tocci shall have the right to convert the principal and interest then due into Blue Earth (restricted with piggy-back registration rights) common shares at the price of $6 per share.
  For their assumption of the additional loans from American Marketing on the Note, Blue Earth shall be issued Fifty Million unregistered Datameg common shares at the Closing.
  The Principal Shareholders shall release their security interest in NetSymphony Corporation stock and return the stock certificate to Datameg.
  In consideration of their aforementioned acts and consents, Blue Earth shall deliver to the Principal Shareholders 400,000 (restricted with piggy-back registration rights) common shares of Blue Earth common shares.

  Contact Information

  Datemeg Corporation

  2150 South 1300 East, Suite 500

  Salt Lake City, UT 84106

  (866) 739-3945

  Businesses Conducted

  The primary business of American Marketing & Sales, Inc, doing business as Innovative Designs, is marketing and selling food service products and caterware. American Marketing has successfully developed and introduced an extensive line of environment-friendly, injection-molded Green Line food-packaging/caterware products.

  Blue Earth owns and pursues as its primary line of business the development and commercialization of the StyroSolve™ system, a closed-loop process ("Process") for collecting and recycling polystyrene foam products ("EPS"), as well as StyroSolve™, a proprietary solvent ("Solvent") used in the Process to reduce expanded polystyrene to a gel. The resulting gel is extruded, resulting in commercial quality plastic pellets, which can be sold to manufacturers for use in the production of a wide variety of plastic products, including products manufactured by American Marketing & Sales, Inc.

  Regulatory Approvals

  No federal or state regulatory requirements must be complied with or approval obtained in connection with the transaction.

  Financial Information

Datameg Corporation
Pro Forma Balance Sheets Without American Marketing
As of 12/31/2008

			CAS			Pro Forma		Pro Forma
	Datameg	QoVox	Comm,	NetSymphony		Combining		Combined
	Corporation	Corporation	Inc.	Corporation	Subtotal	Adjustments		Totals
ASSETS
Current Assets
Cash and cash equivalents	16,913	1,007	-	1,151	19,071	-		19,071
Accounts receivable, net	28,325	-	-	-	28,325	-		28,325
Inventory	-	25,965	-	-	25,965	-		25,965
Prepaid expenses	-	9,540	-	-	9,540	-		9,540
Stock subscriptions receivable, current	3,000	-	-	-	3,000	-		3,000
Intercompany receivables	8,081,110	20,609	-	279,162	8,380,881	(8,380,881)	(1)	-
Total Current Assets	8,129,348	57,121	-	280,313	8,466,782	(8,380,881)		85,901

Property and equipment	1,160,416	45,768	-	-	1,206,184	(1,106,129)	(2)	100,055
Total property and equipment	1,160,416	45,768	-	-	1,206,184	(1,106,129)		100,055
Less: Accumulated depreciation	(350,226)	(45,436)	-	-	(395,662)	299,576	(2)	(96,086)
Property and Equipment, Net	810,190	332	-	-	810,522	(806,553)		3,969

Investments in subsidiaries	3,872,769	-	-	-	3,872,769	(3,872,769)	(3)	-

TOTAL ASSETS	12,812,307	57,453	-	280,313	13,150,073	(13,060,203)		89,870

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	1,460,663	360,479	70,201	55,596	1,946,939	-		1,946,939
Due to related parties	5,350	-	6,850	-	12,200	-		12,200
Judgments payable	455,000		-	-	455,000	-		455,000
Notes payable, current portion	67,500	227,605	-	-	295,105	-		295,105
Intercompany payables	754,175	7,929,650	27,093	424,137	9,135,055	(9,135,055)	(1)	-
Total Current Liabilities	2,742,688	8,517,734	104,144	479,733	11,844,299	(9,135,055)		2,709,244

Notes payable, long-term portion	4,000,000	-	-	-	4,000,000	-		4,000,000

Total Liabilities	6,742,688	8,517,734	104,144	479,733	15,844,299	(9,135,055)		6,709,244

MINORITY INTEREST	-	-	-	-	-	(67,939)	(4)	(67,939)

STOCKHOLDERS' DEFICIT
Common stock ($.0001 par value; 493,000,000 shares authorized; 409,696,087 and 409,206,087 shares issued and outstanding, respectively)	40,970	-	500	-	41,470	(500)	(5)	40,970
Additional paid-in capital	33,278,145	764,738	399,573	-	34,442,456	(4,379,457)	(6)	30,062,999
Expenses prepaid with stock	(36,750)	-	-	-	(36,750)	-		(36,750)
Stock subscriptions receivable, long-term	(105,000)	-	-	-	(105,000)	-		(105,000)
Accumulated deficit	(27,099,906)	(9,225,019)	(504,217)	(199,420)	(37,028,562)	246,216	(4)
						276,532	(2)	(36,505,814)
Total Stockholders' Deficit before Treasury Stock	6,077,459	(8,460,281)	(104,144)	(199,420)	(2,686,386)	(3,857,209)		(6,543,595)
Treasury stock, 490,000 shares at $.016 per share	(7,840)	-	-	-	(7,840)	-		(7,840)
Total Stockholders' Deficit	6,069,619	(8,460,281)	(104,144)	(199,420)	(2,694,226)	(3,857,209)		(6,551,435)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	12,812,307	57,453	-	280,313	13,150,073	(13,060,203)		89,870
	-	-	-	-	-	-		-

(1) To eliminate intercompany receivables and payables
(2) To eliminate write-up of tooling molds acquired in the American Marketing and Sales, Inc. acquisition, along with related accumulated depreciation and current year depreciation expense
(3) To eliminate Datameg Corporation's investment in QoVox Corporation, CAS Communications, NetSymphony Corporation, and American Marketing and Sales, Inc.
(4) To eliminate minority interest in CAS Communications, Inc.'s assets, liabilities, and prior year losses
(5) To eliminate CAS Communications, Inc.'s common stock
(6) To eliminate Datameg Corporation's offset to subsidiary investments (2 above) and other American and Marketing and Sales, Inc. intercompany items

Datameg Corporation
Pro Forma Statements of Operations Without American Marketing
Year Ended 12/31/2008

			CAS			Pro Forma		Pro Forma
	Datameg	QoVox	Comm.	NetSymphony		Combining		Combined
	Corporation	Corporation	Inc.	Corporation	Subtotal	Adjustments		Totals
Net sales	-	-	-	3,520	3,520	-		3,520
Cost of sales	(276,532)	(1,623)	-	(250)	(278,405)	276,532	(2)	(1,873)
Gross Margin	(276,532)	(1,623)	-	3,270	(274,885)	276,532		1,647

Operating Expenses
Research and development	-	93,896	-		93,896	-		93,896
Selling and marketing	34,817	7,401	-	9,000	51,218	-		51,218
General and administrative	1,094,455	275,094	-	22,701	1,392,250	-		1,392,250
Loss on litigation	85,551	-	-	-	85,551	-		85,551
Total Operating Expenses	1,214,823	376,391	-	31,701	1,622,915	-		1,622,915

Other Income (Expenses)					-
Interest expense	(368,778)	(14,507)	-	-	(383,285)	-		(383,285)
Accounts payable reserve amortization	10,000	6,000	-	-	16,000	-		16,000
Debt write-off	1,621,694	720,608	-	-	2,342,302	-		2,342,302
Other income	3,147	1,261	-	-	4,408	-		4,408
Total Other Income (Expenses)	1,262,916	712,101	-	-	1,975,017	-		1,975,017

Provision for income taxes	-	-	-	-	-	-		-

Minority Interest in subsidiary loss	-	-	-	-	-	-		-

NET INCOME (LOSS)	(228,439)	334,087	-	(28,431)	77,217	276,532		353,749

BASIC AND DILUTED:
Earnings (loss) per common share	-	-	-	-	-	-		-
Weighted average common shares outstanding	398,863,987	-	500	-	398,864,487	(500)		398,863,987

  The Board of Directors of the Company voted unanimously for the sale of American Marketing & Sales, Inc. to Blue Earth. The Board of Directors believes that the Principal Shareholders will not increase the Note cap on amounts that American Marketing will lend the Company to support its operation and will exercise their right under the Note to accelerate payment of the current balance due in cash of approximately $5.4 million. The Board of Directors does not believe the Company could raise such an amount in the current economic climate nor hire new critical personnel to replace Mr. Tocci (American Marketings’ founder and president). Furthermore, if the Note is foreclosed, the Company might lose its ownership in NetSymphony Corporation whose stock secured additional loans. By approving the sale, the Company receives 1,000,000 Blue Earth public shares at the close (current value of approximately $2 Million), free and clear ownership of NetSymphony when Blue Earth assumes the Note, and the Company may further profit if the addition of American Marketing to Blue Earth increases the value of Blue Earth purchase money shares over time.

  The Company expects to incur a long term capital gain from the sale of American Marketing to Blue Earth based on the value of the 1,000,000 Blue Earth common on the date of the Closing.

  VOTE REQUIRED AND BOARD RECOMMENDATION

  Approval of the Common Stock for the sale of American Marketing requires the affirmative written consent of shareholders holding at least a majority of the Company's outstanding common stock. The directors and executive officers of the Company, holding an aggregate of 33,901,666 voting shares or approximately 8.3% of our common stock as of April 30, 2009, intend to vote FOR approval of the Amendment.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE SALE OF AMERICAN MARKETING & SALES, INC. TO BLUE EARTH SOLUTIONS, INC.

  PROPOSALS TO BE VOTED ON

  PROPOSAL NO. 2

  SHAREHOLDER APPROVAL OF A REVERSE STOCK SPLIT AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  As described in the accompanying CONSENT SOLICITATION STATEMENT, the Company proposes to amend our Certificate of Incorporation to effect a 1-for-100 Reverse Stock Split whereby every 100 shares of our common stock outstanding or in treasury will be combined and reduced into one share of common.

  YOUR VOTE FOR A REVERSE STOCK SPLIT IS ALSO YOUR CONSENT TO THE SHARE EXCHANGE AGREEMENT WHEREBY SHAREHOLDERS OF NATURAL BLUE RESOURCES, INC. WILL GAIN CONTROL OF DATAMEG CORPORATION. IF SHARE EXCHANGE AGREEMENT DOES NOT CLOSE, YOUR VOTE FOR THE REVERSE STOCK SPLIT WILL STILL BE BINDING AND PERMIT THE BOARD OF DIRECTORS TO DILUTE YOUR INTEREST IN COMPANY THROUGH ADDITIONAL ISSUANCE OF COMPANY COMMON STOCK.

  Share Information.

  As of the Record Date, April 30, 2009, there were approximately (*To Be Inserted) shares of our common stock outstanding. Each share of our common stock is entitled to one vote.

  Our Board of Directors have approved contingent upon shareholder approval an amendment to our certificate of incorporation to effect a 1-for-100 reverse stock split whereby every 100 shares of our common stock outstanding will be combined and reduced into one share of common stock, which is referred to herein as the "Reverse Stock Split".

  Our Board of Directors is authorized to file with the Secretary of State of the State of Delaware the certificate of amendment to our certificate to effect the Reverse Stock Split. The Reverse Stock Split will become effective upon such filing.

  Reasons for the Reverse Stock Split

  The Board of Directors is not seeking a Reverse Stock Split for the traditional reasons of increasing a share price to remain on an exchange or to improve liquidity and marketability.

  Our Board of Directors believes that the Reverse Stock Split is imperative. As of December 31, 2005, outstanding shares totaled 330,458,313, outstanding warrants and options totaled approximately 97,630,639 and liabilities totaled $4,720,477. As of December 31, 2008, outstanding shares totaled 409,206,087, outstanding warrants and options totaled 35,400,000 and liabilities totaled $7,404,005 (approximately $2,000,000 net the current balance of approximately $5,400,000 due on the American Marketing Note). The Board believes these numbers demonstrate the care and diligence afforded to the Company’s resources by the current Board over this period.

  The Board and current CEO of the Company took over at the end of 2005. The focus continued to be on a high growth strategy for the benefit of shareholders through research and development of the NetSymphony Maestro System. New employees were hired and the product focus shifted from VoIP for the cable industry to VoIP testing over the Internet. Over the past 3 and a half years, the Maestro System has been designed and developed and was engaging in customer trial when the current economic climate delayed customer trials. All this occurred while stock in terms of issued, options and warrants actually decreased as did liabilities. Our current liabilities mainly represent deferred and accrued compensation due to employees or consultants. This situation cannot continue. The Board needs to right size outstanding equity so it can pursue business combinations or sell additional equity to support operations. With the American Marketing loans exhausted, the Company and the Board need the flexibility that the Reverse Stock Split provides. Moreover, the Board feels that the Share Exchange Agreement with NBR presents a win-win situation given the Company’s current operating realities.

  Effects of the Reverse Stock Split

  After the effective date of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock. However, the Reverse Stock Split will affect all of existing stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interest in the company, except to the extent that the Reverse Stock Split results in any of its stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the Reverse Stock Split, other than as a result of the rounding of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split. Although the Reverse Stock Split by itself will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the company, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws. The Reverse Stock Split may increase the number of stockholders who own "odd lots" of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of our common stock.

  The Reverse Stock Spit will also affect Company options and warrants. The number of underlying shares available for exercise under option and warrant agreements will be adjusted down 1-for-100 while the exercise price is multiplied by 100.

  Effective Date

  The Reverse Stock Split will become effective upon the filing with the office of the Secretary of State of the State of Delaware of the certificate of amendment to our incorporation in connection therewith, which would occur as soon as practicable. Except as explained below with respect to fractional shares, on the effective date of the Reverse Stock Split, shares of our common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock.

  Rounding of Fractional Shares

  No fractional shares of common stock will be issued as a result of the Reverse Stock Split, nor will stockholders who otherwise would be entitled to receive fractional shares receive cash for such fractional shares. Instead, any fractional shares shall be rounded to the nearest whole share.

  Exchange of Paper Stock Certificates

  As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of paper stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that we will send. No new certificate will be issued with the procedures to be set forth in a letter of transmittal that we will send. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

  The Company is not expected to experience a material tax consequence as a result of the Reverse Stock Split. Authorizing the Reverse Stock Split may, however, subject the Company's existing shareholders to future dilution of their ownership and voting power in the Company.

  TRANSACTION INFORMATION - ACQUISITION OF NATURAL BLUE RESOURCES, INC.

  Summary Term Sheet

  On April 14, 2009, Datameg Corporation, a Delaware corporation entered into a Share Exchange Agreement to acquire Natural Blue Resources, Inc. ("NBR"), a Nevada corporation. The acquisition is subject to the consent of a majority of Datameg’s shareholders and to the consent of each of NBR’s shareholders.
  The purchase of NBR will be made pursuant to a Share Exchange Agreement resulting in a change of control. (See Exhibit 2, the Share Exchange Agreement)
  The Share Exchange Agreement contains, among other things, representations and warranties of the aforementioned Parties and covenants of the Companies.
  Among other terms, shareholders of NBR shall transfer all of NBR's issued and outstanding shares of capital stock ("Shares") to Datameg and such Shares shall be converted into and exchanged for shares of Datameg's common stock, equaling upon completion of this share exchange ninety percent (90%) of the issued and outstanding capital stock of Datameg.
  To effect this Agreement, Datameg’s current shareholders must consent to a 100 to 1 reverse stock split reducing Datameg’s outstanding shares to approximately 4.9 million common shares pre-closing and to approximately 49 million shares after the Share Exchange.
  When a reverse split occurs a new CUSIP is issued for the new common stock and the underlying common stock number is suspended by the transfer agent.

Contact Information

Natural Blue Resources, Inc.

200 W Vargas, Suite 7

Santa Fe, New Mexico, 87501

505 988-5050.

Businesses Conducted

NBR, a newly formed Nevada corporation, is engaged in the business of exploring the excavation, purification and distribution of deep brackish water in the Southwest. Water is a precious commodity throughout the Southwest. Increasing populations, development, and arid conditions will continue to place a strain on existing water supplies. New water sources must be developed or communities in the Southwest will be faced with potentially insurmountable consequences. NBR intends to develop "deep water" in the Southwest as a new source of badly-needed water. "Deep water" means water in an aquifer that (a) does not co-mingle with any regular groundwater aquifer, (b) the top confining layer of the aquifer is located more than 2500 feet below the surface, and (c) the quality of the water is poor (i.e., "brackish" or in need of desalination before it is drinkable or "potable"). Water qualifies as "deep water" only if all three criteria are met. NBR has strategically positioned itself to access "deep water" in appropriate areas. Utilizing state-of-the-art technology, financial resources, and knowledgeable management, NBR intends to develop this new water source in an environmentally-friendly, "green" approach that will benefit states and their citizens in a visionary manner. There is no guarantee of the quantity or quality of water that will be encountered during drilling.

NBR is led by Toney Anaya, the company's Chairman and CEO. Paul Pelosi, Jr. serves as the company's President and Chief Operating Officer. Assisting Anaya and Pelosi is an accomplished team that has developed affordable drinking water projects around the globe.

Regulatory Approvals

Federal or state regulatory requirements must be complied with or approvals obtained in connection with the transaction. The nature and extent of those regulatory requirements and approvals are dependent on the location of the deep water land leases and federal and state environmental protect laws and regulations.

Financial Information

On April 14, 2009, NBR began a private offering for the sale to accredited investors of a maximum of 3,000,000 shares of its common stock at an offering price of $1.00 per share seeking to raise a total of $3,000,000. On April 22, 2009, the offering was fully subscribed.

The following table summarizes the anticipated application of the proceeds from the offering. No commissions were paid.

	Amount Assuming Maximum Offering	Percent of gross offering proceeds
GROSS OFFERING	$ 3,000,000.00	100.0%
Commissions	$150,000.00	5.0%
Net Proceeds	$ 2,850,000.00	95.0%

USE OF NET PROCEEDS
Working Capital, Offering Expenses	969,000	34%
Equipment	313,500	11%
Research and Development	855,000	30%
Personnel Recruitment	114,000	4%
Marketing Plan	228,000	8%
Marketing Materials	85,500	3%
Current Operating Liabilities	142,500	5%
Administration	142,500	5%
TOTAL APPLICATION OF PROCEEDS	$ 3,000,000	100.0%

NBR anticipates that the net proceeds from the Offering will be sufficient to meet its financial requirements for approximately one year. The foregoing represents the current estimate of the allocation of the net proceeds of the Offering. This estimate is based on certain assumptions and the amounts actually expended for each purpose may vary significantly if any of the assumptions prove inaccurate. NBR reserves the right to change the use of proceeds as events may cause us to redirect priorities and reallocate the proceeds accordingly.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of the Reverse Stock Split requires the affirmative written consent of shareholders holding at least a majority of the Company's outstanding common stock. The directors and executive officers of the Company, holding an aggregate of 33,901,666 voting shares or approximately 8.3% of our common stock as of April 30, 2009, intend to vote FOR approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE REVERSE STOCK SPLIT AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 3

NAME CHANGE AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION

As described in the accompanying CONSENT SOLICITATION STATEMENT, the Company proposes to amend our Certificate of Incorporation to change the name of the Company to (*To Be Inserted). The shareholder consent will lapse if the Board does not file an amendment of the Certificate of Incorporation within 90 days of the shareholders consent to this proposal.

Reason for the Name Change

Subject to the closing of the Share Exchange Agreement, the Board of Directors of the Company approves of implementing a name change to reflect the new direction the NBR acquisition entails. The Board of Directors believes that the name change is in our best interest in order to better reflect the business operations of our combined enterprise following the consummation of our acquisition of NBR pursuant to the Agreement.

Effective Date of the Name Change

We intend to file, as soon as practicable after the Share Exhange Agreement with NBR closes, a Certificate of Amendment to our Certificate of Incorporation effectuating the Name Change with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware. It is presently contemplated that such filing will be made on or about June 11, 2009. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Exhibit A. The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State. The shareholder consent will lapse if the Board does not file an amendment of the Certificate of Incorporation within 90 days of the shareholders consent to this proposal.

Effect of the Name Change

The voting and other rights that accompany our securities will not be affected by the change in our corporate name. Our ticker symbol, which is currently "DTMG," and our CUSIP number will both change as a result of our Name Change.

Stockholders will not exchange their certificates to reflect the change in corporate name unless the Reverse Stock Split is also approved. As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of paper stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that we will send. No new certificate will be issued with the procedures to be set forth in a letter of transmittal that we will send. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of the Name Change requires the affirmative written consent of shareholders holding at least a majority of the Company's outstanding common stock. The directors and executive officers of the Company, holding an aggregate of 33,901,666 voting shares or approximately 8.3% of our common stock as of April 30, 2009, intend to vote FOR approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE NAME CHANGE AND AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers, significant employees, significant consultants and control persons as of December 31, 2008 were as follows:

Name	Age	Position	Held Since
James Murphy	56	Chairman, Chief Executive Officer, President and Director of Datameg Corporation and Director and President of NetSymphony Corporation and QoVox, Inc.	Dec. 2005
Leonard Tocci	67	President, American Marketing & Sales, Inc.	Dec. 2007
Gerald C. Bellis	71	Director of Datameg Corporation	Sept. 2008
Dan Ference	60	Chief Operating Officer of QoVox Corporation	Sept. 2001
Neil R. Gordon	61	Director of Datameg Corporation	Sept. 2005

Each of our directors will hold his directorship until the next annual meeting of our shareholders or until his successor is duly elected and qualified. Mr. Murphy will hold his position as our Chairman, Chief Executive Officer and President until the next annual meeting of the directors or until his successor is duly elected and qualified

James Murphy, Chairman, Chief Executive Officer, President and Director

Mr. Murphy has a wide range of business experience including a highly successful partnership in Building #19 Corporation, and served as President of Sportbuild, Inc., a subsidiary of the Building #19 Corporation. Mr. Murphy has also been a successful partner in several other companies.

Leonard Tocci, President of American Marketing and Sales, Inc.

Mr. Tocci has a history of success in his 44-year career in the plastics industry. From 1988 to 1998, he served as president and CEO of Tamor Plastics, where he grew sales from $25 million in 1991 to more than $100 million in 1998.

Following graduation from the University of Bridgeport in 1963, Mr. Tocci began his career by joining Tucker Housewares Corp. where he rose to the position of vice president and director of marketing. Under his direction, Tucker became one of the leading manufacturers of houseware products in the U.S., second only to Rubbermaid. Tucker’s sales rose from $7.5 million in 1968 to more than $76 million in 1984. A proven entrepreneur, Mr. Tocci also founded and owned American Hanger, Inc., a manufacturer of plastic hangers, which grew to more than $18 million in annual revenues under his direction.

Gerald C. Bellis, Director

On September 12, 2008, the Board of Directors of Datameg Corporation elected Gerald C. Bellis as a new director. Mr. Bellis has over 40 years of experience in the management of high technology manufacturing companies at every level of responsibility through CEO. As compensation, Mr. Bellis receives 500,000 Datameg options vesting immediately with an exercise price of $.025/ share and an additional 250,000 Datameg options vesting on April 1, 2009 with an exercise price of $.035 / share. Mr Bellis is expected to serve on the SOX Compliance Committee. Mr. Bellis is also expected to engage in significant oversight of NetSymphony’s operations.

Neil R. Gordon, Director

Mr. Gordon has served as a director since September 2005. Since 1995, Mr. Gordon has been the President of N.R. Gordon & Company, Inc., a financial consulting services company. From 1981 to 1995, Mr. Gordon was employed by Ekco Group, Inc., a consumer products manufacturer and marketer, serving as its Treasurer from 1987 to 1995. Mr. Gordon began his career with the accounting firm of Haskins & Sells. He serves as an advisor to a number of emerging companies. Mr. Gordon was a director of Avitar, Inc., a company that manufactures and sells an oral based test for drugs of abuse. Mr. Gordon received a Bachelor of Science Degree from Pennsylvania State University.

Dan Ference, Chief Operating Officer of QoVox Corporation

Mr. Ference has served as Chief Operating Officer of QoVox Corporation since July 2005. Mr. Ference served as the President and Chief Executive Officer of QoVox from September 2001 to July 2005. Mr. Ference has over 27 years experience in the communications industry with various voice and data products and technologies, including almost 20 years of managing research and development programs and centers. From May 1994 to June 2001, Mr. Ference was vice president of Fujitsu Network Communications Raleigh, North Carolina Development Center, where he was responsible for overall Development Center Operations and the Network Management and related Network Element development programs. Prior to this, his career included serving at Bell Laboratories, ITT Network Systems, CITAlcatel, and Nortel, Inc. Mr. Ference holds a B.S. degree from Penn State University and an M.S. degree from Ohio State University both in Electrical Engineering.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

The Company’s Certificate of Incorporation provides in pertinent part:

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EXECUTIVE COMPENSATION

The below table sets forth the total compensation paid to or accrued for the years ended December 31, 2006 through 2008 to our chief executive officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year. None of our other executive officers earned more than $100,000 in total annual salary and bonus in the most recently completed fiscal year.

Summary Compensation Table

			Annual			Other	Long Term Compensation
			Compensation			Annual	Awards
Name	Position	Year	Salary		Bonus	Comp.	Restricted	Underlying
			($)		($)	($)	Stock	Options/
							Award(s)	SARs
							($)	(#)
James Murphy	President Datameg/ QoVox/ NetSymphony	2008	$150,000		$0	$0	$0	0
James Murphy	President Datameg/ QoVox/ NetSymphony	2007	$150,000		$0	$0	$0	0
James Murphy	President Datameg/ QoVox/ NetSymphony	2006	$150,000		$0	$0	$0	2,500,000
Leonard Tocci	President American Marketing & Sales, Inc.	2008	$200,000	(1)	$0	$0	$0	0
Leonard Tocci	President American Marketing & Sales, Inc.	2007	$200,000	(1)	$0	$0	$0	0
Dan Ference	COO QoVox	2008	$144,000		$0	$0	$0	0
Dan Ference	COO QoVox	2007	$144,000		$0	$0	$0	0
Dan Ference	COO QoVox	2006	$144,000		$0	$0	$0	0

(1) Only the portion of the Mr. Tocci’s 2007 salary earned subsequent to the date of the American Marketing & Sales, Inc. acquisition, December 7, 2007, has been presented in the consolidated statement of operations.

At December 31, 2008, our executive officers had the following outstanding options:

			Percent of total
	Number of Securities		Options/SARs
	Underlying Options/		Granted to Employees	Exercise or base
Name	SARs Granted (#)		In fiscal year	Price ($/sh)	Expiration Date(s)
James Murphy	2,500,000	(1)	-	$0.10 per share	12/28/2010
James Murphy	2,500,000	(1)	-	$0.17 per share	12/28/2010
James Murphy	1,000,000	(1)	-	$0.05 per share	9/1/2008
James Murphy	1,000,000	(1)	-	$0.05 per share	12/28/2010
Daniel Ference	6,250,000	(2)	-	$0.06 per share	12/31/2010
Neil Gordon	750,000	(1)	-	$0.04 per share	9/22/2010
Gerald C. Bellis	750,000	(1)	-	$0.03 per share	9/12/2010

  All options are fully vested.
  In January 2007, the Company settled outstanding fees for services rendered during 2006 and prior. Included in the settlement was the cancellation and replacement of his prior option agreements for the exercise of 5,500,000 and 2,000,000 options at $.15 and $.18, respectively, with the option to purchase 6,250,000 shares at $.06. Since the circumstances leading to the settlement were in existence at December 31, 2007 and related to services rendered during 2006 and prior, the options were considered issued and outstanding at December 31, 2007 and an incremental compensation expense resulting from the cancellation and replacement of the option agreements of $64,800 was recorded during 2006.

Directors Remuneration

We do not currently compensate our directors for serving on the Board of Directors, other than through options as discussed above.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

James Murphy has been nominally compensated for his 3 and 1/2 years of service as our President of the Company as well as its subsidiaries other than American Marketing.  His accrued salary is now in excess of $450,000 and post reorganization he will receive 458,000 post reverse stock split restricted shares and his accrued salary and options will be cancelled. Mr. Murphy’s current ownership in Company common stock is from purchases on the open market over time and will be subject to the reverse stock split with all other shares. Our other directors, Neil Gordon and Gerald C. Bellis, have received 750,000 options as compensation for their service. Each will receive 10,000 post reverse stock split restricted shares and his option will be cancelled.

The chief operating officer of our QoVox subsidiary, Dan Ference, is due accrued salary and holds 6,250,000 in Company options and post reorganization he will receive 41,000 post reverse stock split restricted shares and his accrued salary and options will be cancelled. The Company had insufficient authorized shares to make adjustments pre reverse stock split concerning these liabilities.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth the following information about the beneficial ownership of our common stock outstanding of 409,206,087 as of December 31, 2008 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of the outstanding common stock. Unless otherwise indicated, the address of each named beneficial owner or executive officer is c/o Datameg Corporation, 2150 S 1300 E, Suite 500, Salt Lake City, UT 84106.

NAME	AMOUNT AND NATURE OF		PERCENT OF CLASS(3)
DIRECTOR OR EXECUTIVE OFFICER	BENEFICIAL OWNERSHIP
James Murphy	18,560,000	(3)	4.5%
Leonard Tocci	20,091,666		4.9%
Neil Gordon	750,000	(4)	0.2%
Gerald C. Bellis	750,000	(5)	0.2%
Dan Ference	8,500,000	(6)	2.1%
Directors and Officers as a Group	48,651,666		11.9%

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes of this chart, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days after March 31, 2009 through the exercise of warrants or options or the conversion of convertible securities.

(2) Each beneficial owner’s, director’s or executive officer’s percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after March 31, 2009 have been exercised.

(3) Including 7,000,000 shares of our common stock that Mr. Murphy has the right to acquire through the exercise of fully vested stock options.

(4) Including 750,000 shares of our common stock that Mr. Gordon has the right to acquire through the exercise of fully vested stock options.

(5) Including 750,000 shares of our common stock that Mr. Bellis has the right to acquire through the exercise of fully vested stock options

(6) Including 6,250,000 shares of our common stock that Mr. Ference has the right to acquire through the exercise of fully vested stock options.

ADDITIONAL INFORMATION

Additional information regarding the Company, its business, its capital stock, and its financial condition are included in the Company's Form 10-K annual report and its Form 10-Q quarterly reports. These reports are available online at the Company’s web site (datameg.com). Copies of the Company's Form 10-K for its fiscal year ending December 31, 2008, as well as the Company's Form 10-Q for the quarters ending March 31, 2008, June 30, 2008, and September 30, 2008 are available upon request to: James Murphy, Chief Executive Officer, Datemeg Corporation, 2150 South 1300 East, Suite 500, Salt Lake City, UT 84106, (866) 739-3945.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Schedule 14A Proxy Statement is to be presented for the consent of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO JAMES MURPHY, CHIEF EXECUTIVE OFFICER, DATEMEG CORPORATION, 2150 SOUTH 1300 EAST, SUITE 500, SALT LAKE CITY, UT 84106, (866) 739-3945, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

Exhibit A

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF DATAMEG CORPORATION

Datameg Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section FIRST thereof and inserting the following in lieu thereof:

FIRST: The name of the corporation is (*To Be Inserted) (the "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended by adding to Section FOURTH thereof the following:

Effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each one hundred shares of the Corporation's Common Stock, par value $0.0001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued, and any fractional shares shall be rounded to the nearest whole share.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Datameg Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this __th day of June, 2009.

DATAMEG CORPORATION

By: /s/ James Murphy

------------------------------

Name: James Murphy

Title: President and CEO

WRITTEN CONSENT OF SHAREHOLDERS OF DATAMEG CORPORATION APPROVING (1) SALE OF AMERICAN MARKETING & SALES, INC., (2) REVERSE STOCK SPLIT, AND (3) COMPANY NAME CHANGE.

The undersigned shareholder(s) of Datameg Corporation (the "Company") hereby:

[__] CONSENTS TO [__] DOES NOT CONSENT TO [__] ABSTAINS WITH RESPECT TO a proposal to sell Datameg Corporation’s wholly owned subsidiary American Marketing & Sales, a Massachusetts corporation to Blue Earth Solutions, Inc., a Nevada corporation trading on the OTCBB under the symbol BESN, pursuant to the Stock Purchase Agreement attached hereto as Exhibit 1.

[__] CONSENTS TO [__] DOES NOT CONSENT TO [__] ABSTAINS WITH RESPECT TO a proposal to amend Section FOURTH to our Certificate of Incorporation to effect a 1-for-100 Reverse Stock Split whereby every 100 shares of our common stock outstanding or in treasury will be combined and reduced into one share of common.

[__] CONSENTS TO [__] DOES NOT CONSENT TO [__] ABSTAINS WITH RESPECT TO a proposal to amend Section FIRST our Certificate of Incorporation to change the name of the Company to (*To Be Inserted). The shareholder consent will lapse if the Board does not file an amendment of the Certificate of Incorporation within 90 days of the shareholders consent to this proposal.

By signing this written consent, a shareholder of the Company shall be deemed to have voted all shares of the Company's common stock which he or she is entitled to vote in accordance with the specifications made above, with respect to (1) the sale of American Marketing (2) the amendment of our Certificate of Incorporation to effect a 1-for-100 Reverse Stock Split whereby every 100 shares of our common stock outstanding or in treasury will be combined and reduced into one share of common and (3) the amendment of our Certificate of Incorporation to change the name of the Company to (*To Be Inserted) .

IF A SHAREHOLDER SIGNS AND RETURNS THIS WRITTEN CONSENT, BUT DOES NOT INDICATE THEREON THE MANNER IN WHICH HE OR SHE WISHES HIS OR HER SHARES TO BE VOTED WITH RESPECT TO THE PROPOSAL DESCRIBED ABOVE, THEN SUCH SHAREHOLDER WILL BE DEEMED TO HAVE GIVEN HIS OR HER AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF (1) THE SALE OF AMERICAN MARKETING (2) THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-100 REVERSE STOCK SPLIT WHEREBY EVERY 100 SHARES OF OUR COMMON STOCK OUTSTANDING OR IN TREASURY WILL BE COMBINED AND REDUCED INTO ONE SHARE OF COMMON AND (3) THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO (*To Be Inserted). THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO JUNE 11, 2009 BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY'S SECRETARY.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF (1) THE SALE OF AMERICAN MARKETING (2) THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-100 REVERSE STOCK SPLIT WHEREBY EVERY 100 SHARES OF OUR COMMON STOCK OUTSTANDING OR IN TREASURY WILL BE COMBINED AND REDUCED INTO ONE SHARE OF COMMON AND (3) THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO (*To Be Inserted) .

___________________________________________

(Number of Shares)

Date:______________________________________

___________________________________________

(Please Print Name)

___________________________________________

(Signature of Shareholder)

___________________________________________

(Please Print Name)

___________________________________________

(Signature of Shareholder)

(Please date this written consent and sign

your name as it appears on your stock

certificate. Executors, administrators,

trustees, etc., should give their full

titles. All joint owners should sign.)

PLEASE COMPLETE AND RETURN TO THE COMPANY

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BY JUNE 11, 2009